Exhibit 99.01

Large Scale Biology Corporation Reports

Improved Financial Results for First Quarter 2003

VACAVILLE, California, April 22, 2003 – Large Scale Biology Corporation (Nasdaq:LSBC) today reported results for the first quarter 2003.

LSBC’s net loss was $7.6 million, or $0.30 per share for the first quarter of 2003 versus $9.5 million or $0.38 per share for the first quarter of 2002. Excluding a charge of $1.7 million for impairment of property, plant and equipment, the pro forma net loss for the first quarter of 2003 was $5.9 million, or $0.24 per share. Sequentially, on a more comparable basis, the first quarter 2003 pro forma results compare to a net loss of $6.0 million, or $0.24 per share for the fourth quarter of 2002, as adjusted for asset impairment of $1.3 million.

Revenues for the first quarter of 2003 were $0.9 million, an increase of $0.4 million over the same period last year, and slightly less than the fourth quarter of 2002. Total operating costs and expenses were $8.6 million for the first quarter of 2003, a decrease of $1.6 million or 16% from $10.2 million incurred in the first quarter of 2002. Excluding a charge of $1.7 million for asset impairment, total operating costs and expenses for the first quarter of 2003 were $6.9 million, a decrease of $3.3 million, or 33% from the same period last year. The operating costs and expenses were $0.3 million, or 4% lower than the fourth quarter of 2002, as adjusted for asset impairment in both quarters.

Large Scale Biology Corporation ended the quarter with approximately $19.1 million in cash, cash equivalents and marketable securities. Notably, adjusted for reorganization costs, which impacted the second quarter 2002, the first quarter net cash usage of $4.0 million represents the fifth consecutive quarterly decrease in utilization of cash and marketable securities.

“The pace of business development in the first quarter of the 2003 continued to lag behind the expectations of the board of directors representing all our shareholders,” said Robert L. Erwin, Chairman. “On April 14, with the unanimous agreement of the board, the Company instituted top management changes aimed at a more rapid restoration of value and a healthier financial future for LSBC. Kevin J. Ryan, President and CEO, has applied his considerable business expertise and intellectual energy many times in comparable situations with powerful results. Ronald J. Artale, our Senior Vice President, Chief Operating Officer and Chief Financial Officer, shares the board’s vision of how to improve our corporate productivity for both the short- and long-term benefit of our investors.”

First quarter 2003 highlights included:

•	U.S. Food and Drug Administration (FDA) granted orphan drug designation to LSBC for proprietary plant-produced human alpha-Galactosidase A enzyme for the treatment of Fabry disease.

Exhibit 99.01

•	Research collaboration announced with Novozymes Biotech, Inc. to apply LSBC’s gene shuffling and molecular evolution technologies to genes of interest to Novozymes Biotech.

•	NIDA/NIH-funded collaboration announced with University of Arkansas for Medical Sciences to develop a therapeutic antibody for drug abuse victims. The first target will be phencyclidine (PCP).

LSBC will also host a conference call on April 22, 2003 at 2:00 p.m. (Pacific). This call is open to the public and will be hosted by Robert L. Erwin, Chairman of the Board; Kevin J. Ryan, President and Chief Executive Officer; and Ronald J. Artale, Senior Vice President, Chief Operating Officer and Chief Financial Officer. To participate in this conference call in the U.S./Canada, dial (877) 337-8496, or outside the U.S., dial (706) 679-5296. The conference identification number is 9857884. A replay of the call will be available until 8:59 p.m. (Pacific), April 25, 2003, starting two hours after the call. For replay in the U.S./Canada, dial (800) 642-1687; outside of the U.S., dial (706) 645-9291; then enter the conference identification number 9857884. The call will also be webcast live over the Internet. To access this broadcast, please go to the Company’s website at www.lsbc.com. If you are unable to participate during the live webcast, the call will be archived on the LSBC web site through close of business on May 2, 2003.

About Large Scale Biology Corporation

Large Scale Biology uses its biomanufacturing, functional genomics and proteomics technologies to develop and manufacture drugs and vaccines for effective treatment of disease. Corporate offices, the Genomics Division and Biopharmaceutical Development laboratories are headquartered in Vacaville, California; the Company’s Proteomics Division is located in Germantown, Maryland; and the Company’s commercial-scale Biomanufacturing facility is located in Owensboro, Kentucky. For more information about Large Scale Biology Corporation, visit the Company’s website at www.lsbc.com.

Exhibit 99.01

Large Scale Biology Corporation

Condensed Consolidated Statement of Operations

Unaudited

(in thousands, except per share amounts)

	Three months ended March 31
	2003	2002
Revenues	$854	$425

Costs and expenses:
Development agreements	935	127
Research and development	3,233	6,325
General and administrative	2,641	3,588
Amortization of purchased intangibles	52	156
Impairment of property, plant, and equipment	1,698	—

Total costs and expenses	8,559	10,196

Loss from operations	(7,705)	(9,771)
Interest income, net	70	225

Net loss	$(7,635)	$(9,546)

Net loss per share—basic and diluted	$(0.30)	$(0.38)

Weighted average shares outstanding—basic and diluted	25,253	24,933

Exhibit 99.01

Large Scale Biology Corporation

Condensed Consolidated Balance Sheets

Unaudited

(In thousands)

	March 31, 2003	December 31, 2002
Assets
Current assets:
Cash and marketable securities	$19,121	$23,078
Other current assets	1,209	1,529

Total current assets	20,330	24,607
Property, plant, and equipment, net	12,410	14,865
Intangible and other assets, net	4,633	5,269

	$37,373	$44,741

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,640	$1,527
Current portion of long-term debt	146	145
Deferred revenue and customer advances	245	245

Total current liabilities	2,031	1,917
Long-term debt	152	165

Total liabilities	2,183	2,082
Stockholders’ equity	35,190	42,659

	$37,373	$44,741